Exhibit 10.1

settlement agreement

between

tennant nv

tennant company

and

mr. carolus hubertus huijser

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Between:

(1)  TENNANT NV, a public limited company under the laws of the Netherlands with registered offices at Industrielaan 6, 5405 AB Uden (the Netherlands), and registered under number 16029212, duly represented by Mrs. Heidi M. Wilson, in her capacity as Director of Tennant Holding B.V., Director of Tennant NV;

hereinafter referred to as "the Company";

(2) TENNANT COMPANY, a company under the laws of Minnesota with registered offices at 701 North Lilac Drive, Minneapolis, Minnesota 55422, USA, and registered Minnesota Corporation number 217-AA, duly represented by Mrs. Heidi M. Wilson in her capacity as Vice President, General Counsel, Secretary;

hereinafter referred to as “the Tennant Company”;

And

(3) Mr Carolus Hubertus Huijser, currently residing at Bredabaan 504A, 2930 Brasschaat (Belgium), born on March 4, 1961;

hereinafter referred to as “Mr Huijser”;

hereinafter collectively referred to as the "Parties" and individually as a "Party.

WHEREAS

(A)           Mr Huijser has been continuously employed by the Company since 2006 as Vice President International for the Tennant group of companies (the “Tennant Group”) in virtue of a services agreement dated August 16, 2006 (the “Services Agreement”);

(B)           The Company assigned Mr Huijser to the Belgian company of the group to which the Company belongs;

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(C)           During his assignment, Mr Huijser performed his tasks as expat within several other companies of the group to which the Company belongs;

(D)           The Company dismissed Mr Huijser on June 28, 2011, served by bailiff, observing a notice period equal to one hundred and twenty (120) calendar days;

(E)           Neither party admits any fault, breach or misconduct as the basis for the termination of the employment of Mr Huijser;

(F)           The Parties wish to avoid any future disagreements by means of this transnational agreement which constitutes a settlement (“dading”) (the “Settlement Agreement”).

IT IS AGREED AS FOLLOWS

Article 1 – Termination of Employment and other relationships

1.1.
Mr Huijser confirms the validity of the notification which was served to him by bailiff on June 28, 2011 on behalf of the company, previous to the Settlement Agreement (Appendix A). Mr Huijser confirms as well the validity of the notice period of one hundred and twenty (120) days, pursuant to Section 8 of the Services Agreement (the “Notice Period”).

1.2.           Parties mutually agree that Mr. Huijser is released and suspended from duties  and services since the date of signing the Settlement Agreement and that he is exempt from all tasks and services within the Tennant Group, until the end of his employment,  finally and definitely determined on October 31, 2011. Unless otherwise agreed, Mr. Huijser is not allowed to perform any tasks or functions. During the term of the Notice Period therefore no day will be considered as an effective working day.

1.3.           Mr Huijser agrees that as a result of the termination of the Services Agreement his employment as forth in clause 1.1 as well as any other relationship he might have with any other company of the Tennant Group, also comes to an end on October 31, 2011, without notice nor indemnity.

1.4.           On the date of signing the Settlement Agreement, Mr Huijser will resign from his position as Vice President of the Company’s International business and from all other positions he holds or might have held in the Tennant group.  Due to this Settlement Agreement, all written employment or services agreements, whatever their qualification may be, concluded between Mr Huijser and the Company and/or any other company of the Tennant group will irrevocably come to an end at October 31, 2011 under the terms as set forth in the Settlement Agreement.

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1.5.           On the date of signing the Settlement Agreement, Mr. Huijser will resign from his position as Supervisor Director of Tennant Holding BV, as a Director of Tennant Netherland Holding BV and as a Director of Tennant UK Cleaning Solutions Ltd., pursuant to the resignation letter attached to the Settlement Agreement (Appendix B). Mr. Huijser expressly declares that he has no right or claim against the aforementioned companies and that these companies do not have any debt or obligation of any kind against him. Tennant Company and the Company support themselves to hold extraordinary general meetings of shareholders convened with the agenda accepting the resignation of Mr. Huijser, within a period of thirty (30) calendar days after the signing the Settlement Agreement. At the general meeting where the annual accounts for the year 2011 will be approved, discharge to Mr. Huijser will be voted. The Company supports that this discharge will be ratified.

1.6.           During the Notice Period Mr Huijser will act in good faith and will continue to comply with all Company policies, including policies regarding the use of Company assets and other policies in the Company’s business ethic guide. Mr Huijser is aware of the fact that the Company is obliged to comply with the U.S. securities law and must disclose the change in his status on a  Form 8-K.

1.7.           During the Notice Period Mr Huijser is entitled to receive his current monthly base salary of EUR 21.914,08 (gross amount), as well as his pension and medical care benefits as well as current cost allowance, till October 31, 2011.

1.8.           At the end of his employment, Mr Huijser is entitled to receive the end of service holiday payment and pro rata 13th month (10/12th), calculated on the aforementioned monthly base salary. Payment of these amounts will follow within thirty (30) calendar days after the experience of the Notice Period by transfer on the bank account of Mr Huijser.

1.9.           The Company shall provide Mr Huijser with all social documents required by law, within thirty (30) calendar days after the end of his employment.

Article 2 – Lump sum severance

2.1           The Company agrees to pay to Mr Huijser, who explicitly accepts, at the latest on August 31, 2011 a gross severance payment equal to EUR 318.109,16, as accepted by Mr Huijser as full and final settlement of all possible disputes according to any severance payment.

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2.2.           Mr. Huijser agrees with the amount of the severance payment and with the method this compensation was calculated. This compensation replaces any other severance payment to which Mr. Huijser would be entitled by agreement or law pursuant to the cancellation or termination of the cooperation with any entity belonging to the group Tennant and can not be increased as a result of cumulating jurisdictions in which Mr. Huijser has worked.

2.3.           Mr Huijser understands and agrees that that the Company will withhold from the gross amount applicable tax and other appropriate deductions and in accordance with the pay roll policies and procedures of the Company.

Article 3 – Bonus

Mr Huijser is entitled to receive a bonus in lieu of 2011 STIP Bonus or any other additional bonus, for a total gross amount of EUR 436.306,50.

All payments to Mr Huijser hereunder are subject to withholding of taxes and all other amount required by law. Any taxes due outside the Netherlands and Belgium, if any, will be for account and risk of Mr Huijser, including related costs such as penalties and interest.

The net equivalent of the gross amount will be paid to Mr Huijser by transfer to his bank account at the latest on July 31, 2011.

Article 4 – Pension and health insurance

4.1           The Company confirms that all acquired rights under the pension plan(s) to which Mr Huijser is affiliated are fully funded and definitively acquired.

4.2           Moreover the Company commits to pay the current pension and medical entitlements into the applicable pension scheme(s) covering the period between July 1, 2011 and October 31, 2011.

Article 5 – Stock options, restricted stock and restricted stock units

At the moment of the termination of his employment all unvested stock options, restricted options and restricted stock units will be forfeited and as a consequence Mr Huijser will no longer be entitled to execute any unvested stock options, restricted stock or restricted stock units in line with the Tennant Long Term Incentive Plans (LTIP’s).

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Article 6 – Tax assistance

The Company will provide to Mr Huijser tax assistance for preparation of his tax declaration for income 2010 and 2011 for a maximum value of EUR 7.030,00 (VAT excluded), such services to be provided by Ernst&Young. The Company undertakes to pay the invoice for a maximum of EUR 7.030,00 (excluding VAT) directly to Ernst & Young within thirty (30) calendar days. Mr Huijser commits to promptly submit all information and documents necessary to enable a timely and correct preparation of his tax declaration under his current fiscal status.

Moreover the Company commits to pay the cost of previous tax assistance to Mr Huijser for a maximum amount of EUR 7.830,50. Reimbursement of these costs will be made  within thirty (30) calendar days after presentation of the invoices by payment on the bank account of Mr Huijser.

Article 7 – Return of Company property

7.1.           Mr Huijser commits himself to returning to the Company at the latest on July 15, 2011 and during normal business hours all originals and all copies of non public and confidential documents that he has obtained in the course of his employment and that are still in his possession.

7.2.           During the Notice Period Mr Huijser is entitled to use company car, fuel card, mobile and laptop in line with the policies of the Company. Mr Huisjer commits himself to returning these properties at the latest on October 31, 2011 at the office of Tennant Europe NV, after an appointment to have made with Mrs I. Marcelis.

7.3.           Mr Huijser is entitled to use his current mobile phone number after the end of his employment. Parties agree to fulfill all necessary formalities to ensure a timely transfer of this number.

7.4.           The Company commits itself to request the leasing company for a proper quote for the purchase of the company car by mr Huijser by November 1, 2011. If Mr Huijser accepts the offer of the leasing company and the leasing company confirms the possibility of purchase to the Company, Mr Huijser will be exempted from the obligation to return the company car to the Company on October 31, 2011.

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Article 8 – Outplacement and retraining

Mr Huijser is entitled to an outplacement and retraining budget for a maximum of EUR 20.000,00 (VAT excluded) to be allocated during a period of three (3) years following 1 November 2011. The Company will pay these outplacement and retraining costs to a maximum of EUR 20.000,00 (VAT excluded) directly within thirty (30) calendar days after receiving the invoice provided and accepted by Mr. Huijser.

Article 9 - Tuition

The Company will pay the school tuition for Mr Huijser’s son for about EUR 24,000.00 (VAT excluded) with a minimum of EUR 21,000.00 and a maximum of EUR 25.000,00 (VAT excluded) within thirty (30) calendar days following the presentation of the invoice of the International school (year 2011-2012).

Article 10 - Waiving

10.1.           In entering into this Settlement Agreement, the Parties explicitly declare that this agreement is a full and final settlement of all matters, whether or not presently disputed, that have arisen or could further arise between the Parties and/or between Mr Huijser and any other entity within the Tennant Group related to the cooperation with Mr Huijser and/or the said termination.

10.2.           The Parties acknowledge that upon the realization of this Settlement Agreement mutual concessions have been made and that this agreement therefore constitutes a settlement in the sense of article 2044 and following of the Belgian Civil Code (dading/transaction). It is understood and agreed that this is an agreement aiming at the settlement of disputed claims to avoid any possible lawsuit. By entering into this Settlement Agreement, the Company nor any other entity of the Tennant group admit liability or responsibility at any time for any purpose.

10.3.           The Parties irrevocably and reciprocally waive the right to initiate or to continue legal proceedings of whatever nature and for whatever reasons as well as related to claims from or to any company of the Tennant-group and waive all rights that they might have based on the existence, the execution and/or the termination of the employment relationship with Mr Huijser and/or any other relationship that might have existed, the case of fraud or deceit excluded and with the exception of the commitments as described in the Settlement Agreement. Mr Huijser waives these rights also towards each company or entity within the Tennant Group. The Parties agree that this Settlement Agreement contains a full settlement and resolution of all disputes and issues between the Parties relating in any manner to the employment of Mr Huijser and/or the termination of the cooperation.  It is also understood and agreed that this Settlement Agreement is a full and final

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release applying to all unknown and unanticipated damages or losses to Mr Huijser resulting from or in any way related to the execution and/or the termination of his employment.

10.4.           If one of the Parties shall infringe on his obligations as defined in this Settlement Agreement and one of the other Parties files a claim or lawsuit based on legal claims that have been released, the defaulting Party will pay for all legal costs incurred by the other Parties, including reasonable attorneys’ fees.

10.5.            The parties understand and agree that this Settlement Agreement shall not be a precedent or model for the resolution or settlement of any future claim resulting from similar or different circumstances.

10.6.           Mr Huijser has been represented in negotiations for and the preparation of this Settlement Agreement by his counsel Mr. Kris De Schutter and declares that he understands of the content of this Settlement Agreement and is fully aware of its its legal effects, accepted for final discharge.

Article 11 - Cooperation and confidentiality

As a further consideration for the benefits Mr Huijser receives under this Settlement Agreement, Mr Huijser agrees to cooperate fully with the Company in any matters to which he is knowledgeable as a result of his employment with the Company, including, without limitation, matters that have given or may give rise to a legal claim against the Company or any other entity of the Tennant Group.

Article 12 – Communication

Mr Huijser agrees that he will not publish, use or distribute any information according to Tennant that is not publicly known.

Parties further agree that they will not disparage or provide any negative information about each other or any other company of the Tennant group or harm each other’s another’s reputation in the press, media or towards any other third party.

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Article 13 – Applicable law and competent jurisdiction

All matters relating to the interpretation, construction, application, validity and enforcement of this Settlement Agreement is subject to Belgian law.  Only Belgian courts are exclusively competent to deal with any disputes related to this Settlement Agreement.

This Settlement Agreement was signed in Antwerp on June 28, 2011 on 16:25 PM in three (3) originals, of which each Party acknowledges having received one original.

By Tennant NV ______________________________

By Tennant Company ______________________________

By Mr Karel Huijser ______________________________

Annexes:

A)	Notice dated June 28, 2011
B)	Resignation letter as Director